Exhibit 10.64
ARDEN REALTY, INC.
2005 – 2009 OUTPERFORMANCE PROGRAM
(Established Under the Third Amended and Restated 1996 Stock Option and Incentive
Plan of Arden Realty, Inc. and Arden Realty Limited Partnership)
(Effective as of April 1, 2005)

ARDEN REALTY, INC.
2005 – 2009 OUTPERFORMANCE PROGRAM
(Established Under the Third Amended and Restated 1996 Stock Option and Incentive Plan of Arden
Realty, Inc. and Arden Realty Limited Partnership)
(Effective as of April 1, 2005)
PREAMBLE
     WHEREAS, Arden Realty, Inc, (the “Company”) established, and its shareholders approved, the Third Amended and Restated 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership (the “Plan”), to award equity-based benefits to officers and key employees of the Company and the Partnership;
     WHEREAS, the Plan provides that Performance Shares may be awarded to such officers and employees;
     WHEREAS, the Company’s Compensation Committee (the “Committee”) is responsible for the administration of the Plan, and may, pursuant to the powers granted to it thereunder, adopt rules and regulations for the administration of the Plan and determine the terms and conditions of each award granted thereunder;
     WHEREAS, the Committee is hereby establishing an outperformance program for 2005-2009 (the “Program”) whereby certain designated officers and key employees will be awarded Performance Shares under the Plan, as set forth in the Program, following the attainment of the corporate goals set forth in the Program;
     NOW, THEREFORE, effective as of April 1, 2005, the Arden Realty Group, Inc. 2005-2009 Outperformance Program is hereby established by the Committee under the Plan with the following terms and conditions:
     1. Purpose. The purpose of the Program is to motivate designated officers and employees of the Company and the Partnership to attain the highest levels of profitability and growth for the Company and maximize the total return for its shareholders and to appropriately award such officers and employees for outstanding performance in meeting such goals.
     2. Definitions.
          (a) “Award” means an award of Performance Shares to a Participant following the Company’s attainment of the Corporate Goal.
          (b) “Award Agreement” means a written document evidencing the grant to a Participant of an opportunity to receive an Award, as described in Section 3 of the Plan.

          (c) “Board” means the Board of Directors of the Company
          (d) “Cause” means “Cause” as such term is defined in a Participant’s Employment Agreement.
          (e) “Change in Control” means “Change in Control” as such term is defined in a Participant’s Employment Agreement or, if the Participant and the Company or Partnership are not parties to an Employment Agreement, as defined in the Plan.
          (f) “Committee” means the Compensation Committee of the Board, which Committee has developed the Program and has the responsibility to administer the Program.
          (g) “Common Stock” means “Common Stock” as such term is defined in the Plan.
          (h) “Company” means Arden Realty, Inc., a Maryland corporation.
          (i) “Corporate Goal” means the specific performance goal, set forth in Section 4 hereunder, which must be achieved in order for a Participant to receive an Award.
          (j) “Disability” means an inability of a Participant to perform duties resulting in a termination of employment under the Participant’s Employment Agreement.
          (k) “Director” means a member of the Board of Directors of the Company.
          (l) “Employment Agreement” means the written agreement (if any) entered into by a Participant and the Company or the Partnership setting forth the terms and conditions of a Participant’s employment, as amended from time to time.
          (m) “Good Reason” means “Good Reason” as such term is defined in a Participant’s Employment Agreement.
          (n) “Measurement Period” means the period beginning on April 1, 2005 and ending on the earlier of (x) March 31, 2009 and (y) the date of a Change in Control.
          (o) “Participant” means each of the individuals whose names are set forth in Appendix A attached hereto as designated to receive an Award Agreement under the Plan.
          (p) “Partnership” means Arden Realty Limited Partnership, a Maryland limited partnership.

          (q) “Performance Share” means “Performance Share” as such term is defined in the Plan.
          (r) “Plan” means the Third Amended and Restated 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership as it may be amended from time to time.
          (s) “Program” means the Arden Realty, Inc. 2005-2009 Outperformance Program (established under the Plan), effective as of April 1, 2005, and as it may be amended from time to time.
          (t) “Share” means a share of the common stock of the Company, par value $.01 per share.
          (u) “Bonus Pool” mean an amount (if any) equal to six percent (6.0%) multiplied by (i) the amount by which TRS exceeds the Performance Threshold, which product shall be (ii) multiplied by the number of Weighted Average Outstanding Shares.
If TRS does not exceed the Performance Threshold, the Bonus Pool shall be zero. Further, in no event shall the Bonus Pool be greater than one and one-half percent (1.5%) of the aggregate Shareholder Value of the Shares outstanding (which for such purposes shall include the number of Shares which would be issued upon the redemption for Shares of all Operating Units outstanding and owned by persons and entities other than the Company and or any subsidiary) determined as of the last day of the Measurement Period.
          (v) “Morgan Stanley REIT Index” means the Morgan Stanley REIT Index or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto.
          (w) “Shareholder Value” means the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which it is then traded) for the 20 days on which Shares were traded prior to April 1, 2005 or the 20 days on which Shares were traded prior to and including the last day of the Measurement Period, as applicable. Notwithstanding the foregoing, for purposes of any Measurement Period ending on the date of a Change in Control, Shareholder Value shall mean the final price per Share agreed upon by the parties to the Change in Control.
          (x) “Operating Units” means limited partnership interests in Arden Realty Limited Partnership, a Maryland limited partnership.
          (y) “Performance Threshold” means the greater of (i) an amount equal to a deemed increase in Shareholder Value determined as of April 1, 2005 through the end of the Measurement Period that equates to a 12% annual rate compounded as of the last day of each calendar year that ends during the Measurement Period (e.g., Shareholder Value determined as April 1, 2005 times 57.33% if the last day of the Measurement Period is March 31, 2009) and (ii) an amount equal to a deemed increase in Shareholder Value determined as of April 1, 2005 through the end of the Measurement

Period that equates to a rate equal to 115% of the total return of the Morgan Stanley REIT Index (expressed as a percentage) over the Measurement Period (i.e., Shareholder Value determined as of April 1, 2005 times 115% of the percentage increase in such index (if any) over the Measurement Period).
          (z) “TRS” means total return to shareholders of the Company – a dollar amount, not less than 0, equal to (i)(A) Shareholder Value determined as of the last day of the Measurement Period plus (B) the sum of all cash dividends paid on a Share during the Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Share and at the opening price of a Share on such ex-dividend date, minus (ii) Shareholder Value determined as of April 1, 2005. Any fractional Share in which a dividend is deemed reinvested shall be subject to the adjustments described in Section 6. The Committee shall give effect to a dividend treated as special or extraordinary by the Morgan Stanley REIT Index in such manner as the Committee shall determine to be comparable to the methodology used in constructing such Index.
          (aa) “Weighted Average Outstanding Shares” means the weighted average of (i) the Shares outstanding during the Measurement Period (which, for such purposes shall include the number of Shares which would be issued upon the redemption by issuance of Shares of all Operating Units outstanding and owned by persons and entities other than the Company and any subsidiary), calculated as of the last day of the Measurement Period. Such weighted average shall be appropriately adjusted by the Committee to reflect any adjustment events described in Section 6 hereunder.
     3. Determination of Participant; Award Agreement.
          (a) The Committee shall designate certain employees of the Company and the Partnership to participate in the Program and the percentage of the Bonus Pool to which each Participant shall be entitled. The Compensation Committee has considered the recommendations of the Company’s Management in determining the Participants and their respective percentage allocations as set forth in Appendix A.
          (b) Each Participant shall be issued an Award Agreement setting forth the number of Performance Shares to which he or she shall be entitled under Section 4 hereunder if the Company achieves the Corporate Goal set forth therein. Each Award Agreement and the Performance Shares which may be awarded thereunder are subject to the terms of this Program and the Plan.
     4. Corporate Goal: Delivery of Performance Shares; Restriction on Transfer.
          (a) If, for the Measurement Period, the Company’s per-share TRS exceeds the Performance Threshold, the Company shall deliver to each Participant the number of shares (rounded down to the nearest whole number) determined by (i) first multiplying the Bonus Pool by the percentage (but in no event may the percentage set forth next to any one Participant’s name on Appendix A exceed 33 1/3%) and (ii) then dividing such product by the last average closing price for the Company’s common stock for the 20 trading days ending on the last day of the Measurement Period (or by the final price per Share agreed upon by the parties to the Change in Control, in the case of a Measurement Period ending on the date of a Change in Control). If there are insufficient Shares then available under the Plan, the Participant shall receive his or her Award as set forth in Section 5(b). Except as provided in subsection (c) below, a Participant must be employed by the Company or the Partnership on the last day of the Measurement Period in order to receive any Performance Shares under this Program. In the Committee’s sole discretion it may determine that a Participant’s termination of employment followed by his or her simultaneous entry into a consulting relationship with the Company or the Partnership constitutes continuous employment with the Company or the Partnership, as applicable for purposes of this Plan.
          (b) Notwithstanding the provisions in subsection (a) above, a Participant’s Award Agreement shall provide that if, prior to the last day of the Measurement Period, the Participant (i) dies or terminates employment as a result of Disability, the Participant (or his estate) shall be entitled to receive Performance Shares under the Program (if any) as if the Participant had remained employed by the Company or the Partnership through the end of the Measurement Period. In addition, if a Participant is employed by the Company or the Partnership pursuant to an Employment Agreement under which the Participant is entitled to the vesting of incentive compensation upon his or her termination for Good Reason or upon termination without Cause, such Participant shall be entitled to receive Performance Shares (if any) as if the Participant had remained employed by the Company or the Partnership through the end of the Measurement Period.
          (c) Within thirty (30) days following the end of the Measurement Period, the Committee shall provide each Participant with a written determination of whether the Company has or has not attained the Corporate Goal for the Measurement Period. Any Performance Shares earned by each Participant shall be delivered to such Participant on, or as soon as administratively practicable after, May 15, 2009 (and in any event prior to August 1, 2009), unless if the Measurement Period ends earlier than March 31, 2009, in which case the Performance Shares shall be delivered within thirty (30) days following the last day of the Measurement Period. At the time of delivery of the Performance Shares the Participant shall be entitled to any dividends that would have been payable if the Participant had held such shares as of record on April 1, 2009 or if earlier, the day following the end of the Measurement Period.
          (d) The Performance Shares shall be fully vested upon delivery; provided, however, that a Participant may not sell, transfer or otherwise dispose of more than fifty percent (50%) of the aggregate Performance Shares awarded to such Participant hereunder during each twelve month period beginning on April 1, 2009 or, if earlier, the day following the end of the Measurement Period. In the event that the Participant sells, transfers or otherwise disposes of less the maximum amount allowable in any twelve month period, the limitation of each subsequent twelve month period shall be increased by the difference between the number of shares that the Participant was entitled to sell, transfer or otherwise dispose of in all such prior twelve months periods and the number of shares that the Participant actually sold, transferred or disposed of during such periods. Nothing set forth herein shall prohibit any Participant from transferring such Shares (i) to a trust or other entity established for the benefit of such Participant’s family or a private charitable foundation, provided, however, that such trust, entity or foundation shall be bound by the limitations set forth above or (ii) in connection with, and as required by the terms of, a merger, reorganization, acquisition of all or substantially all of the assets of the Company or a liquidation of the Company.
     5. Source of Shares.
          (a) This Program shall be unfunded, and the delivery of Performance Shares shall be pursuant to the Plan. Each Participant and beneficiary shall be a general and unsecured creditor of the Company to the extent of the Performance Shares determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Company may set aside, earmark or identify as for the delivery of Performance Shares under the Program. The Company obligation under the Program shall be merely that of an unfunded and unsecured promise to deliver Performance Shares in the future, provided the Corporate Goal is met.
          (b) In the event that, at the time delivery of the Performance Shares is due hereunder, there shall not be sufficient shares then available under the Plan, the Committee, in its sole discretion, may pay one or more of the Participants an amount of cash equal to the value of the Performance Shares to which the Participant was entitled, provided that each Participant shall receive an amount (whether in shares or cash) equal to the value of his or her Award.
     6. Capital Adjustment. Calculations required under the Program and the number of shares that may be delivered under the Program shall be adjusted, as may be deemed appropriate by the Committee and in the manner set forth in the Plan, to reflect any increase or decrease in the number of issued Shares resulting from a recapitalization (including a stock split or reverse stock split), share dividend, or other change in the capitalization of the Company during the Measurement Period.
     7. Additional Programs. In the event that the Company or the Partnership employ one or more executives after this Program is established, and the Committee determines that it will benefit the Company or the Partnership to allow such executive or executives to participate in a similar plan to the Program, the Compensation Committee may establish a new program or a program that tracks this Program for such executive or executives, provided that such new program shall not reduce the amount to which any Participant is entitled hereunder.
     8. Administration. This Program shall be administered by the Committee, which shall have final interpretive and discretionary authority to resolve any questions arising hereunder.

     9. Amendment and Termination. The Committee may amend or terminate the Program, by written resolution, from time to time, as it shall determine, provided that no amendment or termination of the Program shall adversely affect any Award Agreement already issued under the Program without the written consent of any affected Participant.
     10. Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.
     11. Incorporation of Plan by Reference. The terms and conditions of the Plan are hereby incorporated by reference and made a part of this Program. If any terms of the Program conflict with the terms of the Plan, the terms of the Plan shall control.
IN WITNESS WHEREOF, the Compensation Committee of Arden Realty, Inc. has executed this agreement effective as of April 1, 2005.

COMPENSATION COMMITTEE OF ARDEN REALTY, INC.
By:	/s/ Carl D. Covitz
Compensation Committee Chairman
Arden Realty, Inc.

APPENDIX A
ARDEN REALTY, INC.
2005 -2009 OUTPERFORMANCE PROGRAM
(Established Under the Third Amended and Restated
1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited
Partnership)

Name	Percentage
Richard S. Ziman	20.0
Victor J. Coleman	20.0
Robert C. Peddicord	10.0
Richard S. Davis	10.0
David Swartz	10.0
Howard Stern	10.0
Others	20.0

Total	100.0%

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APPENDIX B
ARDEN REALTY, INC.
2005 -2009 OUTPERFORMANCE PROGRAM
(Established Under the Third Amended and Restated
1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty
Partnership)
EXAMPLES 1
Example 1. Performance Threshold Is a 12% Share Increase
A participates in the Arden Realty, Inc. 2005 – 2009 Outperformance Program (the “Program”). As of April 1, 2005, Arden Realty, Inc. (the “Company”) has 68,416,938 outstanding shares, calculated as follows:

Outstanding Company Shares	66,695,239
Outstanding Partnership Units	+1,721,699

Total “Shares” Outstanding	68,416,938

Total “Shares” Outstanding	68,300,000
For the 4-year period from April 1, 2005 through March 31, 2009 (the “Measurement Period”), the dividends paid by the Company equal $8.39 per share. The average closing price per share for the 20 trading days ending April 1, 2005 is $34.97 and the average closing price per share for the 20 trading days ending March 31, 2009 is $60.00.
Total Return to Shareholder (“TRS”) on one share over the Measurement Period is calculated as follows:

3/31/09 Value of One Share[2]	$60.00
+ Dividend over Measurement Period on One Share	+8.39
- 4/1/05 Value of One Share	-34.97

TRS	$33.42

[1]	THE EXAMPLES SET FORTH IN THIS APPENDIX B DO NOT SHOW THE FULL CALCULATION OF “TRS” BECAUSE, FOR PURPOSES OF ILLUSTRATION, THEY DO NOT REFLECT THAT EACH CASH DIVIDEND PAID DURING THE “MEASUREMENT PERIOD” IS DEEMED TO BE REINVESTED IN A FRACTIONAL NOTIONAL SHARE OF THE COMPANY WHEN ACTUALLY CALCULATING TRS.

[2]	AVERAGE CLOSING PRICE FOR THE 20 TRADING DAYS ENDING MARCH 31, 2009.

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In order for the participants in the Program to receive an award of “Performance Shares” in 2009, the Company must have TRS for the Measurement Period that exceeds the greater of (i) an amount equal to the increase in the value of a share over the Measurement Period if it appreciates at 12% annual rate compounded as of the last day of each calendar year ending in the Measurement Period (“12% Share Increase”), or (ii) an amount equal to the increase in the value of a share over the Measurement Period if it appreciates at a rate equal to 115% of the total return of the Morgan Stanley REIT Index (the “MSRI”) over the Measurement Period (“115% MSRI Share Increase”). In this example, a 12% Share Increase is greater than a 115% MSRI Share Increase.
A 12% Share Increase equals the initial value of the share ($34.97) times 57.3519% (1) or $20.056. Thus, TRS for the Measurement Period of $33.42 exceeds a 12% Share Increase and Participants are entitled to receive Performance Shares under the Program.
The bonus pool from which the awards to the participants are determined is calculated as follows:
Because TRS for the Measurement Period exceeds a 12% Share Increase, the calculation of the bonus pool equals 6% times the TRS for the Measurement Period that is greater than a 12% Performance Threshold Amount, multiplied by Weighted Average Outstanding Shares (the number of outstanding shares did not change during the Measurement Period):
     Initial Bonus Pool Amount = $0.80184 x 68,416,938 shares = $54,859,438
However, the dilution cap is 1.5% of the capitalization of the Company at the time that the award is made. The market capitalization is $4,105,016,280 and the dilution cap is $54,859,438.
The Bonus Pool Amount is $61,575,244.
A is entitled to 15% of the bonus pool or 15% x $54,859,438 = $8,228,915. This amount is converted to shares by dividing it by the average closing price of a share for the 20 trading days ending March 31, 2009 and rounding down to the nearest whole share. In this example, the Shareholder Value is $60.00. Thus A will be awarded 153,675 Performance Shares ($8,228,915/$60.00/share = 137,149 shares).
Example 2. When Performance Threshold is 115% MSRI Share Increase
A participates in the Program. All of the facts in Example 1 are unchanged in this example except that a 115% MSRI Share Increase exceeds a 12% Share Increase. The MSRI was 600 as of April 1, 2005 and 960 as of March 31, 2009.
In order for the participants in the Program to receive an award of Performance Shares in 2009, the Company must have TRS for the Measurement Period that exceeds the greater

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of (i) a 12% Share Increase or (ii) a 115% MSRI Share Increase, both for the Measurement Period.
As calculated in Example 1, a 12% Share Increase equals $20.056. The percentage increase in the MSRI is 60% (the 360-point increase in the MSRI divided by its 600-point level as of April 1, 2005 equals 60%). 115% of the percentage increase in the MSRI during the Measurement Period is 60% x 115% = 69%. The initial share price of $34.97 multiplied by 69% to obtain a 115% MSRI Share Increase of $24.13. Since a 115% MSRI Share Increase is greater than a 12% Share Increase, the Company must have TRS of greater than $24.13 for participants to receive an allocation of Performance Shares.
The Company’s TRS on one share of $33.42 exceeds $24.13 and therefore participants will receive an allocation of Performance Shares.
The bonus pool from which the awards to the participants are determined is calculated as follows:
The bonus pool equals 6% times TRS for the Measurement Period that is greater than a 115% MSRI Share Increase times (iii) 68,416,938 shares:
     Initial Bonus Pool Amount = $0.5574 x 68,416,938 shares = $38,135,600.
The dilution cap is 1.5% of the capitalization of the Company at the time that the award is made. The market capitalization is $4,105,016,280 and the dilution cap is $61,575,244 which is greater than the $38,135,600 figure determined above.
The Bonus Pool Amount is $38,135,600.
A is entitled to 15% of the bonus pool or 15% x $38,135,600 = $5,720,340. This amount is converted to shares by dividing it by the March 31, 2009 value of one share of $60.00 and rounding down to the nearest whole share. Thus, A will be awarded 95,339 Performance Shares ($5,720,340/$60.00/share = 95,339 shares).
Example 3. When Change in Control Occurs
A participates in the Program. The total shares outstanding and the value of one share at April 1, 2005 are the same as in Examples 1 and 2. However, a change in control occurs when the Company is acquired on March 31, 2008. Because of the change in control, the Measurement Period will end on March 31, 2008 rather than March 31, 2009. The Company has paid dividends of $6.20 during the shortened Measurement Period.
The final price per share agreed upon by the parties to the business combination is $55.00.
TRS over the Measurement Period on one share is calculated as follows:

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3/31/08 Value of One Share	$55.00
+ Dividends over Measurement Period on One Share	6.20
- 4/1/05 Value of One Share	-34.97

TRS	$26.23
In order for the participants in the Program to receive an award of Performance Shares in 2008, the Company must have TRS for the Measurement Period that exceeds the greater of (i) the 12% Share Increase or (ii) the 115% MSRI Share Increase, both for the Measurement Period.
The 12% Share Increase equals the initial value of a share ($34.97) times 40.4928% (5) or $14.1603. For this example, the MSRI was 600 at January 1, 2005 and 780 at December 31, 2007. The percentage increase in the MSRI is 30% (the 180-point increase in the MSRI divided by its 600-point level as of January 1, 2005). 115% MSRI is therefore 30% times 115% = 34.5%. The initial share price of $34.97 is multiplied by 34.5% to obtain a 115% MSRI Share Increase of $12.06, which is less than the 12% Share Increase. Thus, TRS must be equal to or greater than the 12% Share Increase of $14.1603. Because TRS is $26.23, participants are entitled to a performance award under the Program. The excess of TRS over the 12% Share Increase for the Measurement Period is $12.0697.
The bonus pool equals 6.0% times the amount by which TRS for the Measurement Period that exceeds the 12% Share Increase times 68,416,938 shares:
     Initial Bonus Pool Amount = $0.7242 x 68,416,938 shares = $49,547,546
The dilution cap is 1.5% times market capitalization of $3,762,931,590 or $56,443,974. The bonus pool amount is less than the cap.
A is entitled to 15% of the bonus pool or 15% x $49,547,546 = $7,432,132. The amount is converted to shares by dividing it by the value of one share at the time of the Change in Control is effective on March 31, 2008, and rounding down to the nearest whole share. As stated above, that price is $55. Thus A will be awarded 135,130 Performance Shares ($7,432,132/$55.00 share = 135,130 shares).
Example 4. When Buy Back and Public Offering Occur
A participates in the Program. As in all prior examples, the Company has 68,416,938 outstanding shares on April 1, 2005. The Company buys back 5,000,000 shares on October 1, 2005, and then sells 10,000,000 newly issued shares on October 1, 2007 through a public offering which does not result in a change in control.
For the 4-year Measurement Period, dividends equal $8.39 per share. The average closing price per share for the 20 trading days ending April 1, 2005 is $34.97 and the average closing price per share for the 20 trading days ending March 31, 2009 is $64.00.

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The TRS over the Measurement Period on one share is calculated as follows:

3/31/09 Value of One Share	$64.00
+ Dividends over Measurement Period on One Share	+8.39
- 1/1/04 Value of One Share	-34.97

TRS	$37.42
In order for the participants in the Program to receive an award of Performance Shares in 2009, TRS for the Measurement Period must exceed the greater of (i) the 12% Share Increase or (ii) the 115% MSRI Share Increase. In this example, the 12% Share Increase is greater than the 115% MSRI Share Increase.
The 12% Share Increase is $20.056 ($34.97 times 57.3519%). The TRS for the Measurement Period of $37.42 exceeds the 12% Share Increase test and participants are entitled to receive Performance Shares under the Program. Because TRS for the Measurement Period exceeds the 12% Share Increase, the calculation of the bonus pool equals 6.0% times TRS for the Measurement Period that is greater than a 12% Share Increase the sum times the number of Weighted Average Outstanding Shares for the Measurement Period. In this case, 6% of the amount per share by which the TRS for the Measurement Period is $1.0418.
Because the number of shares did not remain constant throughout the Measurement Period, the number of shares used to calculate the bonus pool amount must be weighted to reflect the fluctuation. In this example, only two changes occurred during the Measurement Period: The Company’s buy back of 5,000,000 shares on October 1, 2005 and the Company’s sale of 10,000,000 shares on October 1, 2007 through a public offering.
The weighted number of shares for the determination of the bonus pool is calculated as follows:
The number of outstanding shares at the beginning of the Measurement Period on April 1, 2005 is multiplied by the number of days during which there were 68,416,938 outstanding shares (January 1, 2005 through June 30, 2005) and then divided by the total number of days in the entire Measurement Period:
68,416,938 shares x 181 days = 8,476,020 shares
1,461 days
The buy back on October 1, 2005 reduced the number of outstanding shares to 63,416,938 shares. This number is multiplied by the number of days from October 1, 2005 through September 30, 2007, the day before the sale of 10,000,000 shares, and then divided by the total number of days in the entire Measurement Period:

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63,416,938 shares x 730 days = 31,686,766 shares
1,461 days
The sale of 10,000,000 shares on October 1, 2007 increased the number of shares to 73,416,938. This number is multiplied by the number days from October 1, 2007 through the end of the Measurement Period (March 31, 2009) and then divided by the total number of days in the Measurement Period (2008 is a leap year):
73,416,938 shares x 550 days = 27,638,135 shares
1,461 days
The number of shares (Weighted Average Outstanding Shares for the Measurement Period) to be used to calculate the bonus pool is the sum of these three numbers or 67,800,917 shares. This number is multiplied by $1.0418 to determine the bonus pool amount of $70,634,995.
The actual number of outstanding shares on December 31, 2008 is 73,416,938. The total value of the outstanding shares is determined by multiplying that number by $64.00, which results in $4,698,684,032. The cap on the bonus pool is 1.5% of that value or $70,480,260. The bonus pool amount is greater than that cap.
A is entitled to 15% of the bonus pool or 15% x $70,480,260 = $10,572,039. This amount is converted to shares by dividing it by the average closing price of a share for the 20 trading days ending March 31, 2009 ($64.00) and rounding down to the nearest whole share. Thus A will be awarded 165,188 shares ($10,572,039/$64.00/share = 165,550 shares).

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